EXHIBIT 3.(i).1

State of Delaware
Secretary of State
Division of Corporations
Filed 09:00 AM 08/27/1996
960248833

                                State of Delaware
                          Certificate of Incorporation
                            L W Global (U.S.A.), Inc.

     FIRST: The name of this Delaware corporation is:

                               L W Global (U.S.A.), Inc.

     SECOND: The name and address of the Corporation's Registered Agent is:

                               Corporate Creations Enterprises, Inc.
                               686 North Dupont Boulevard #302
                               Milford, DE 19963
                               Kent County

     THIRD: The purpose of the Corporation is to engage in any unlawful act or activity for which corporations may organize under Delaware law.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 20,000,000. The par value of each of such shares is $.001 dollars. All such shares are of one class and are shares of Common Stock.

The corporation elects not to be governed by ss. 203 of the General Corporation Law of the State of Delaware relating to business combinations with interested stockholders.

     FIFTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of ss. 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the bylaws of the Corporation may be



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     exercised by the Board of Directors of the Corporation;  provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of ss. 141 of the General Corporation law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of , and the right to vote at, any meeting of stockholders, Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) ofss.242 of the General Corporation law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation law of the State of Delaware, as the same may be amended and supplemented.

     SEVENTH: The corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation law of the State of Delaware, as the same may be amended and supplemented, indemnify and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under and Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article EIGHTH.




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     NINTH: The name and address of the incorporator is:

                               Corporate Creations Enterprises, Inc.
                               686 North Dupont Boulevard #302
                               Milford, DE 19963
                               Kent County


The undersigned incorporator through its authorized representative executed this Certificate of Incorporation on August 26, 1996.

           Corporate Creations Enterprises, Inc.

           By: /s/ Luis A. Uriarte
                ---------------------------------------
                  Luis A. Uriarte, Vice President